Exhibit 10.15

Separation Agreement

This Separation Agreement (the “Agreement”) is made and entered into as of June 9, 2025, by and between Nano Dimension Ltd., registration number 520029109 (the "Company"), and its affiliates, including Nano Dimension Technologies Ltd., registration number 514791870, and Mr. Tomer Pinchas, I.D. number [] ("Tomer") (each, a "Party" and collectively, the "Parties").

Whereas following a mediation process, the Parties have reached binding undertakings, as set forth in the Binding Letter of Understanding signed on March 27, 2025 (the "LOU"); and

Whereas pursuant to Section 3.1 of the LOU, the Parties have agreed to enter into this Agreement under the terms and conditions specified herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.
The preamble to this Agreement constitutes an integral part hereof.
2.
Unless otherwise specified, all references to the Company shall also apply to Nano Dimension Technologies Ltd.
3.
All capitalized Terms used herein that are not defined shall have the respective meaning ascribed to them in the LOU.
4.
Notice Period and Termination Date
4.1.
The employment relationship between Tomer and the Company shall terminate on June 10, 2025 (the "Termination Date").
4.2.
The Termination Date shall not be extended for any reason, including, but not limited to, sick leave, annual leave, fertility treatments, or reserve duty.
4.3.
During the Notice Period and until the Termination Date, Tomer shall not be required to attend the Company’s offices or perform any work duties, unless specifically requested by the Company’s management.
4.4.
During the Notice Period and until the Termination Date, Tomer shall be entitled to receive his salary (gross NIS 56,000), Global Overtime Compensation (gross NIS 14,000), and all social benefits and entitlements as stipulated in his Employment Agreement.
5.
Termination Rights by Termination Date
5.1.
In the July pay slip for June 2025, a final settlement of accounts will be made in accordance with applicable law, which shall include the following payments:
5.1.1.
Last Salary and Global Overtime Compensation up to the Termination Date.
5.1.2.
Travel expenses incurred by the Employee up to the Termination Date.
5.1.3.
Payment for unused vacation days accrued up to the Termination Date.
5.1.4.
Payment of recreation pay (pro-rated for the portion of the year worked) up to the Termination Date.

5.1.5.
For the avoidance of doubt, all RSUs specified under the LOU will continue to vest under Section 102 of the Israeli Income Tax Ordinance, subject to the terms and conditions of the LOU, up to and including the Termination Date.
5.2.
The Company shall provide Tomer with Form 161 and a notice regarding the release of funds accumulated in the Manager's Insurance/Pension Fund and Study Fund in Tomer's name.
6.
Post Termination Support
6.1.
Following the Termination Date, Tomer shall remain available to the Company, as needed, for a period of six (6) months (the “Initial Period”). The Initial Period shall conclude on December 10, 2025 (the “Release Date”), unless extended by mutual written agreement of the Parties. For the avoidance of doubt, during the Initial Period, Tomer may engage in other employment.
6.2.
In consideration of Tomer’s availability and any support he may provide during the Initial Period, as detailed in Section 4 of the LOU, Tomer shall be entitled to the continued vesting of his RSUs in accordance with their applicable vesting schedule for the duration of the Initial Period and subject to the terms and conditions under the LOU.
6.3.
If Tomer is requested by the Company to provide support in accordance with Section 4 of the LOU and refuses to do so, and Adv. Zeev Pearl, serving as arbitrator, instructs him to provide such support after hearing both parties, Tomer shall be entitled to any RSUs that vested pro rata on a daily basis during the term until the Termination Date and the Initial Period up to the date of such refusal, and he shall cease to be entitled to any further RSU vesting from that date forward. Any such request for support shall be made in good faith and in accordance with standard industry practice. In the event a dispute arises regarding whether a request or a refusal was made in good faith, in accordance with such practice, or in accordance with Section 4 of the LOU, the matter shall be resolved by Adv. Zeev Pearl, who will serve as arbitrator according to Section 7.2 of the LOU.
6.4.
For further avoidance of doubt, if Tomer is not requested to provide any support during the Initial Period, he shall remain entitled to the continued vesting of his RSUs in accordance with their vesting schedule.
6.5.
For the avoidance of doubt, no portion of the RSUs granted to Tomer shall vest following the completion of the Initial Period, subject to the release of the Mutual Waiver Agreement from escrow.
6.6.
During the Initial Period, any support provided by Tomer shall be rendered in the capacity of an independent consultant. Accordingly, the RSUs shall be taxed under Section 3(i) of the Israeli Income Tax Ordinance and not under Section 102.
7.
Return of Property
7.1.
Unless otherwise agreed to by the Company in advance and in writing, upon completion of the Initial Period and as of the Release Date, Tomer shall:

7.1.1.
Deliver to the Company (and shall not keep in his possession, recreate, or deliver to anyone else) all devices, laptops, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents relating to the Company’s accounting, other documents or property, or reproductions of any of the aforementioned items developed or received by Tomer pursuant to his employment with the Company or otherwise belonging to the Company;
7.1.2.
Permanently and irrevocably delete and not make any use of all correspondence with the Company or its shareholders, officers, or advisors, including, without limitation, any e-mails, written instruments, recorded conversations, or other forms of correspondence.
8.
Proprietary Information; Invention Assignment; Non-Compete and Non-Solicitation. Tomer hereby agrees and declares that, notwithstanding the termination of his employment with the Company, he will continue to comply with all of his obligations concerning proprietary information, non-disclosure, assignment of inventions, non-solicitation, non-competition, and any other undertaking that survives termination of the Employment Agreement or any engagement with the Company, as further detailed in Appendix B of the Employment Agreement.
9.
Confidentiality. The Parties agree that the terms and conditions of this Agreement shall remain confidential at all times and shall not be disclosed to any other person, including employees of the Company. Notwithstanding the foregoing, Tomer may present this Agreement to his legal or tax advisors and to tax authorities.
10.
No Disparagement.
10.1.
Tomer agrees and undertakes not to make, directly or indirectly, any disparaging or defamatory statements, whether written, oral, or otherwise, about the Company, its affiliated entities, or any of their respective shareholders, officers, directors, employees, products, or services (collectively, the “Released Parties”), in any manner or forum.
10.2.
The Company, and any director or employee involved in this separation, jointly and severally agree and undertake that neither they nor anyone on their behalf shall, directly or indirectly, make any disparaging or defamatory statements, whether written, oral, or otherwise, about Tomer in any manner or forum.
11.
Miscellaneous
11.1.
Tomer shall be solely responsible for all tax payments arising from the rights and benefits granted under this Agreement. It is expressly understood that all monetary rights specified under this Agreement are gross, and that statutory taxes and other compulsory payments, including, but not limited to, health insurance contributions and national insurance contributions, shall be deducted from such amounts and from all rights and benefits received by Tomer pursuant to this Agreement.
11.2.
By signing this Agreement, Tomer represents that he has reviewed and thoroughly examined this Agreement, has had sufficient opportunity to seek legal counsel regarding this Agreement and his rights, and that he is entering into this Agreement voluntarily and without reservation. The Parties further acknowledge that this Agreement shall be legally binding upon them.

11.3.
Subject to the release of the Mutual Waiver Agreement from escrow, the payments and benefits provided to Tomer under this Agreement shall constitute the sole, full, and maximum obligation of the Company to Tomer, whether financial or otherwise, under this Agreement or any other agreement.
11.4.
This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel. Any dispute between the Parties relating to this Agreement and the Final Agreements will be resolved by Adv. Zeev Pearl, who will serve as arbitrator. The Parties will be bound by the decisions of Adv. Zeev Pearl as arbitrator under the Israeli Arbitration Law, 1968.
11.5.
Nothing in this Agreement shall constitute or be construed as an admission of liability or responsibility by either Party toward the other Party.
11.6.
This Agreement, together with the LOU and the Waiver and Release Agreement, constitutes the entire agreement and understanding between the Parties concerning Tomer's termination and supersedes and replaces any and all prior agreements. This Agreement may only be amended in writing, and any amendment shall be subject to the mutual consent of the Parties.
11.7.
This Agreement constitutes an acknowledgment of compromise, waiver, and dismissal pursuant to Section 29 of the Severance Pay Law, 1963.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Nano Dimension Ltd.	Tomer Pinchas
Authorized Signatory:	Signature: /s/ Tomer Pinchas
Ofir Baharav	Date: June 9, 2025
Signature: /s/ Ofir Baharav
Date: 6/11/2025